EXHIBIT 10.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW HAS BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED.

CONVERTIBLE SECURED PROMISSORY NOTE

$675,000.00                                                                                             March 31, 2006

FOR VALUE RECEIVED, AccountAbilities, Inc., a Delaware corporation (the "Company"), promises to pay to the order of the Bernard Freedman and Alice Freedman Living Trust dated April 28, 1992 or its successor or assignee ("Holder"), at 12663 Promentory Road, Los Angeles, California 90049, the principal sum of Six Hundred Seventy-Five Thousand and 00/100 Dollars ($675,000) together with interest at the rate of three percent (3%) per annum, amortized over a seventy-two (72) month period and payable in installments of Ten Thousand Two Hundred Fifty-five and 73/100 Dollars ($10,255.73) per month, commencing on May 15, 2006 and on the fifteenth (15th) day of each month thereafter, with a final payment of all remaining outstanding principal and accrued interest due and payable on the earlier of (i) April 15, 2012 or (ii) the closing of the sale or other disposition of all or substantially all of the assets of the Company.

1.           Asset Purchase.  This Note is being issued pursuant to an Asset Purchase Agreement dated March 31, 2006, having an Effective Date of April 3, 2006, between the Company and U.S. Temp Services, Inc., a Nevada corporation (“U.S. Temp”).  Pursuant to the Asset Purchase Agreement, the Company is acquiring the assets relating to the business of U.S. Temp conducted at its offices located in Glendale, Montebello and Stockton, California, and Las Vegas, Nevada (each such office and its related business and assets, wherever located and as they exist from time to time, is referred to herein as an “Acquired Office.”)  Pursuant to the Asset Purchase Agreement the Company has assumed certain indebtedness of U.S. Temp to Holder and its affiliate, Elite Personnel Services, Inc., and is issuing this Note in substitution for such indebtedness.

2.           Payments.  All payments on this Note, including any prepayments, shall be applied first to accrued, unpaid interest and thereafter to reduce the outstanding principal amount.  Principal of and interest on this Note shall be payable in lawful money of the United States of America.  If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day.

3.           Prepayment.  This Note may be prepaid at any time in whole or in part without penalty, provided that all interest accrued on the outstanding principal to the date of the pre-payment is paid.   In addition, the Company shall be obligated to make a prepayment (the “Mandatory Prepayment”) upon the closing of the sale or other disposition of all or substantially all of the assets of any Acquired Office (the “Sold Office”).  The amount of the Mandatory Prepayment shall be an amount determined by multiplying the total purchase price or other consideration for the Sold Office times a fraction, the numerator of which is the total revenues of the Sold Office for the full twelve (12) calendar month period immediately preceding the closing and the denominator of which is the total revenues of all Acquired Offices (including the Sold Office) for the full twelve (12) calendar month period immediately preceding the closing.

4.    Events of Default.  Upon the occurrence of any Event of Default (as defined below), in addition to any other remedies provided herein or in the Security Agreement (defined below), the entire unpaid principal balance of this Note and all accrued and unpaid interest shall become or may be declared to be immediately due and payable and interest will accrue on the unpaid principal and interest at an annual rate equal to the lesser of eighteen percent (18%) or the maximum rate of interest permitted by applicable law.  Any one or more of the following shall constitute an Event of Default:

(a)    The Company shall fail to make any payment or Mandatory Prepayment on this Note within twenty (20) days of the day it is due; or

(b)    The Company shall fail to comply with or perform any other provision of this Note or that certain Security Agreement between the Company and Holder of even date herewith (the “Security Agreement”) which failure is not cured within thirty (30) days after such failure occurs; or

(c)    The dissolution, termination of existence, or insolvency of the Company; or appointment of a receiver, trustee or custodian for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against, the Company under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against the Company, the Company shall have 30 days after the date such proceeding was commenced to have it dismissed).

5.           Conversion.

(a)    Right to Convert.  The entire outstanding principal amount and accrued interest of this Note (the “Conversion Amount”), or any portion thereof, shall be convertible, at the option of the Holder, at any time until the Note is paid in full into a number of fully paid and nonassessable shares of the Company’s Common Stock determined by dividing the Conversion Amount which Holder desires to convert by $1.50 per share (as adjusted for stock splits, combinations, stock dividends and the like, except that there shall be no adjustment for the five-for-one reverse stock split that is currently contemplated by the Company as this conversion price is intended to reflect such five-for-one reverse stock split).

(b)    Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall issue a number of shares rounded to the nearest full share.  To exercise the conversion privilege, Holder shall give written notice to the Company of the Conversion Amount and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice is received by the Company.  If the entire outstanding principal amount of the Note is being converted the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the Note is either delivered to the Company or the Holder notifies the Company that the Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable, issue and deliver to such address as the Holder may direct, a certificate or certificates for the number of shares of Common Stock to which Holder shall be entitled.

(c)    Adjustments for Reorganizations, Mergers, Reclassifications or Similar Events.  If the Company’s Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, merger, reclassification or otherwise, then the Note shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Note shall have been entitled upon such reorganization, merger, reclassification or other event, as adjusted for any subsequent similar events and stock splits, combinations, stock dividends, and the like.

(d)    Reservation of Securities. The Company shall reserve, so long as this Note is outstanding, such securities as the Holder is entitled to receive upon conversion of this Note.  Prior to the issuance of any equity securities and whenever otherwise required, the Company shall amend its Certificate of Incorporation to ensure that there is a sufficient quantity of such equity securities into which the Note is entitled to be converted hereunder.

6.           No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder set forth herein.

7.           General.

(a)           The Company agrees to pay all costs and expenses (including without limitation reasonable attorney's fees) incurred by Holder in connection with the enforcement of this Note, including in appellate, bankruptcy or post-judgment proceedings.

(b)           The Company and all guarantors or persons liable on this Note hereby waive presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

(c)           The Company’s obligations hereunder are secured pursuant to the Security Agreement.  Nothing herein shall be deemed to limit any of the terms or provisions of any other present or future document, instrument or agreement between the Company and Holder and all of Holder's rights and remedies hereunder and thereunder are cumulative.  The failure of Holder to assert any right hereunder shall not be deemed to be a waiver thereof.  No course of dealing by the Holder and no failure or delay by the Holder in exercising any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy or power preclude any other or further exercise thereof or exercise of any other right, remedy or power hereunder.

(d)           In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

(e)           This Note is payable in, and shall be governed by the laws of, the State of California without regard to its conflicts of laws principles.  The Company agrees to submit to the jurisdiction of any court which Holder may select in Los Angeles County, California to enforce this Note.  This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  This Note, and the obligations of the Company hereunder, shall be binding upon the Company, and shall inure to the benefit of the Holder, and their respective heirs, executors, administrators, successors and assigns.

(f)    Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), recognized overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To the Holder:
Mr. Bernard Freedman, Trustee
12663 Promentory Rd.
Los Angeles, CA 90049
Fax: (310) 476-2784

To the Company:

AccountAbilities, Inc.
500 Craig Road
Suite 201
Manalapan, New Jersey 07726
Attn: Allan Hartley, President
Fax:  732-294-1133

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally, by facsimile or by recognized overnight courier; or (ii) three business days after sent by registered or certified mail.  Notwithstanding the foregoing, any and all payments hereunder shall be deemed made when actually received by Holder, regardless of method of delivery or date of dispatch.

Accountabilities, Inc.

Date	By:	/s/ Allan Hartley
Name: Allan Hartley
Title: President